EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated and effective as of April 3, 2006 (the “Effective Date”) is by and between US DATAWORKS, INC., a Nevada corporation (the “Company”), and John J. Figone (“Figone”). In consideration of the mutual covenants and promises contained herein, the parties agree as follows.
     WHEREAS, the Company deems it essential that it have the advantage of the services of Figone and desires to enter into a continuing agreement of employment with him, and to provide Figone with compensation, including stock options.
ARTICLE 1 GENERAL PROVISIONS
     Section 1.1 Employment. The Company hereby employs Figone, and Figone accepts such employment by the Company upon the terms and conditions hereof.
     Section 1.2 Term. Subject to earlier termination as specifically set forth herein, the initial term of this Agreement shall be commencing on the Effective Date and continuing until April 3, 2008 (the “Term”). The Term shall be extended automatically without further action by either party for successive one (1) year terms (each extension expiring on the anniversary of April 3), unless either party shall have served not less than ninety (90) days prior written notice upon the other party that this Agreement shall terminate.
     Section 1.3 Termination. Figone’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):
     (a) Pursuant to Section 1.2.
     (b) In the event of Figone’s death or disability as set forth in Section 3.6.
     (c) Termination of Figone’s employment by the Company for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events (each of which shall constitute “Cause”):
          (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Figone;
          (ii) gross malfeasance by Figone in the conduct of Figone’s duties;
          (iii) breach of this Agreement or any of the Company’s written policies and, if such breach is capable of being cured, as determined by the Board of Directors of the Company (the “Board of Directors”), failure of Figone to cure such breach after notice and reasonable opportunity to cure such breach;
          (iv) gross neglect by Figone in carrying out Figone’s duties; or

          (v) willful violation by Figone of any applicable federal or state securities laws or regulations.
     (d) Termination of Figone’s employment by the Company at any time without Cause.
     (e) Termination by Figone of his employment at any time.
     Section 1.4 Termination Obligations: Return of Company Property. Upon termination of this Agreement, Figone shall promptly return all Company property.
ARTICLE 2
POSITION AND DUTIES; OTHER BUSINESS ACTIVITIES
     Section 2.1 Position. Figone shall be employed as Senior Vice President, Business Development and General Counsel. Figone shall also serve as Secretary of the Company. Figone shall report directly to the Chief Executive Officer of the Company.
     Section 2.2 Duties: Full Attention to Business. The primary focus of Figone’s employment is to aggrandize Top-line Revenues of the Company through acquisitions and mergers (“Inorganic Revenue Growth”) and by establishing strategic partnerships. Figone shall be directly responsible for the supervision and management of the Company’s Business Development, establishing and maintaining Strategic Alliances and Relationships, and the Company’s General Counsel. Figone shall perform such services for the Company that reasonably serve the purpose of this Agreement and/or meet the needs of the Company, and that are consistent with the position Figone holds. Figone shall devote his full business time, energies, interest, abilities, and productive efforts to the business of the Company. Except as may be approved by the Company’s Board of Directors, Figone shall not render any kind of employee-type or consulting services to others for compensation and, in addition, shall not engage in any activity which conflicts or interferes with his performance of duties hereunder. Notwithstanding the provisions of this Section 2.2, Figone may, with the prior written consent of the Board of Directors, engage in civic, charitable, or educational activities, provided that such service and activities do not, individually or in the aggregate, interfere with the performance of Figone’s duties under the Agreement.
     Section 2.3 Covenant Not To Compete During Term. During the Term, Figone shall comply in all respects with the Company’s written policies with respect to conflicts of interest. Except as may be approved by the Company’s Board of Directors, Figone shall not engage in or be interested, directly or indirectly, in any business or operation competitive with the Company. For the purpose of this paragraph, Figone shall be deemed to be interested in a business or operation which is competitive with the Company if Figone is a holder of five percent (5%) or more of the issued and outstanding ownership interests in such business or operation, or serves as a director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor of such business or operation.
     Section 2.4 Non-Disclosure of Confidential Information. Figone acknowledges that in connection with his employment by the Company or its affiliates, he has and may acquire or learn “Confidential Information” of the Company by virtue of a relationship of trust and confidence between Figone and the Company. Figone warrants and agrees that during the Term he shall not disclose to anyone (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of his employment with the Company or its affiliates, any Confidential Information acquired by him in the course of or in connection with his employment. As used herein, the term “Confidential Information” shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Figone, which is directly related to the Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as “Confidential Information” during the term of this Agreement, regardless of whether or not such Information is a “trade secret” as otherwise defined by applicable law unless such information is in the public domain.
     Section 2.5 No Solicitation of Company’s Employees. Figone specifically agrees that during the Term and for a period of one (1) year after his termination of employment with the Company, Figone shall not, directly or indirectly, either for himself or for any other person, firm, corporation, or legal entity, solicit any individual, then employed by the Company to leave the employment of the Company, without first securing permission from the Company to do so.
     Section 2.6 Ownership of Work Product and Ideas. Any discoveries, inventions, patents, materials, licenses and ideas applicable to the industry or relating to Figone’s services for the Company or its affiliates, whether or not patentable or copyrightable, created by Figone during his employment by the Company or its affiliates (“Work Product”) and all business opportunities within the industry (“Opportunities”) introduced to Figone by the Company or its affiliates will be owned by the Company, and Figone will have no personal interest in such, except to the extent that the Company allows Figone to invest or participate in or have other rights to such Work Product or Opportunities. Figone will, in such connection, promptly disclose any such Work Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.

ARTICLE 3
COMPENSATION; BENEFITS
     Section 3.1 Salary. The Company shall pay Figone Seven Thousand Two Hundred Ninety-one Dollars and Sixty-seven cents ($7,291.67) on a semi-monthly basis, for an annualized base salary (“Base Salary”) of One Hundred Seventy-five Thousand Dollars ($175,000). Beginning with the first anniversary of the Effective Date and for each subsequent year of employment (or any portion of any such year), Figone shall be entitled to a Base Salary review by the Company to determine if any increase to Base Salary is warranted as a result of performance.
     Section 3.2 Inorganic Revenue Growth Bonus.
     (a) The primary focus of Figone’s employment is to increase the Top-line Revenues of the Company through acquisitions and mergers and by establishing strategic partnerships. As an incentive to achieving this end, Figone shall receive a cash bonus, paid quarterly, for any acquisitions or mergers involving the Company (“Inorganic Revenue Growth Bonus”). The amount of the Inorganic Revenue Growth Bonus shall be calculated by multiplying the Asset Value of the entity/assets being acquired or merged with the corresponding Inorganic Revenue Growth percentage, as set forth in Schedule 1, attached hereto. For purposes of this Agreement, the “Asset Value” shall be the reported value for the asset(s) being acquired or merged determined in accordance with generally accepted accounting principles (GAAP) and as reported in the Company’s (or the surviving acquirer’s) Securities Exchange Commission (“SEC”) public filing. For example, if all of the assets of the Company are acquired by a third party entity, the Asset Value shall be the value such third party reports as having paid for the Company’s assets, not the asset value of the acquiring third party entity. Conversely, if the Company acquires an entity, the Asset Value shall be the value the Company paid for that entity. In the event a merger or acquisition is effected without a SEC filing, the Asset Value shall be the purchase price as memorialized in the corresponding acquisition or merger documentation between the parties. The Inorganic Revenue Growth Bonus shall be paid to Figone within thirty (30) days of the Company’s fiscal quarter’s end in which the acquisition or merger is consummated.
     (b) At the end of any fiscal quarter in which an Inorganic Revenue Growth Bonus is to be paid to Figone, should the Company determine, in good faith, that the Company’s cash position is such that it will not have sufficient cash to fund its business operations for the next three successive fiscal quarters, then, in lieu of an all cash Inorganic Revenue Growth Bonus, the Company shall give Figone written notice of its determination and Figone will, at his option, receive an Inorganic Revenue Growth Bonus payable as follows: (i) cash in any portion up to but not exceeding fifty percent (50%) of the Inorganic Revenue Growth Bonus amount, and (ii) the remaining balance of the Inorganic Revenue Growth Bonus shall be payable in shares of restricted common stock equal to one hundred ten percent (110%) of the non-cash balance of the Inorganic Revenue Growth Bonus
     Section 3.3 Paid Vacation. Figone shall be entitled to be paid vacation time under the Company’s policies applicable to other senior executives of the Company’s policies, but in no event shall Figone be eligible for less than four (4) weeks of paid time off per calendar year.

     Section 3.4 Stock Options.
     (a) Subject to approval of the Compensation Committee of the Board of Directors, which such grant shall be made as promptly hereafter as practicable, the Company will grant to Figone an option to purchase Seven Hundred Thousand (700,000) shares of common stock of the Company under the Plan, which shall be intended to qualify as an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended. The option shall be subject to the terms and conditions of the Plan and an option agreement to be entered into between the Company and Figone, in a form approved by the Compensation Committee of the Board of Directors which option agreement shall provide that such option shall have a ten (10) year term (subject to earlier termination in connection with termination of employment). All such options will have the exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant.
     (b) The option shall vest and become exercisable, subject to continued employment as follows:
          (i) three hundred thousand (300,000) shares of common stock shall vest on April 3, 2006;
          (ii) two hundred thousand (200,000) shares of common stock shall vest on April 3, 2007;
          (iii) two hundred thousand (200,000) shares of common stock shall vest on April 3, 2008; and,
          (iv) in each case to become fully vested and exercisable upon a Change in Control as defined in the Plan (a “Change in Control”).
     (c) Figone shall be eligible to receive additional grants of options pursuant to the Plan in the sole discretion of the Compensation Committee of the Board of Directors.
     Section 3.5 Other Benefits. During the Term, Figone shall be entitled to participate in present and future employee benefit plans which are available to the Company’s employees, subject to eligibility requirements thereunder.
     Section 3.6 Disability or Death. If the Board of Directors determines, on the basis of professional medical advice, that Figone has become unable to substantially perform his duties under this Agreement due to illness or mental or physical disability with reasonable accommodation, and that such failure or inability has continued or is reasonably expected to continue for any consecutive six-month period, the Company shall have the option to terminate this Agreement by giving written notice to Figone thereof and the basis therefor at least thirty (30) days prior to the effective date of termination. This Agreement shall also terminate immediately upon Figone’s death. If Figone’s employment with the Company is terminated pursuant to this Section 3.6, the Company shall pay Figone the salary, bonuses, and commissions which are earned but unpaid as of the date of termination.

     Section 3.7 Severance.
     (a) If the Company terminates Figone’s employment other than for Cause pursuant to Section 1.3(d), other than by reason of death or Disability pursuant to Section 3.6, or if Figone resigns within ten (10) days following a material reduction in his duties (as per Section 2.2) or material reduction of compensation within six (6) months following a Change in Control then subject to Figone’s continuing obligations under Section 2.4 and Section 2.5 and in consideration of the execution, delivery and effectiveness of a general release of claims in a standard form approved by the Company, the Company shall pay to Figone a lump sum of two (2) times Figone’s current Base Salary in cash within fifteen (15) days after the date of termination (or, if later, upon the effectiveness of the general release following any applicable revocation period), any Inorganic Revenue Growth Bonus for acquisitions or mergers consummated within one hundred 180 days after the date of termination and shall vest one hundred percent (100%) of Figone’s then remaining unvested portion of the options granted in accordance with this Agreement, in addition to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans.
     (b) If the Company terminates Figone’s employment for Cause, or if Figone resigns, then Figone shall only be entitled to be paid his accrued, unpaid Base Salary through the effective date of his termination of employment, any Inorganic Revenue Growth Bonus for acquisitions or mergers consummated prior to the fiscal quarter’s end in which the date of termination occurs and his entitlement to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans shall be determined in accordance with the terms of such plans.
     (c) No severance benefits shall be provided pursuant to this Section 3.7 if Figone’s employment is terminated by reason of expiration or non-renewal of this Agreement in accordance with Section 1.2. with the exception of any earned Revenue Growth Bonus or any unpaid FY2006 bonus.
     Section 3.8 Excess Parachute Payments.
     (a) If there is a “Change in Control” of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), a portion of the benefits to which Figone is entitled under this Agreement could be characterized as “excess parachute payments” within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 3.8 are important, and it is agreed that Figone should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Figone pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 3.8.
     (b) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Figone upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other Person to or for the benefit of Figone (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.8, (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Figone with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay an additional payment, not to exceed the amount of Figone’s then current Base Salary in the aggregate (a “Gross-Up Payment”), in an amount such that after payment by Figone of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Figone retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Figone will bear the cost of the remaining fifty percent (50%) until the aggregate Gross-Up Payments from the Company have reached the amount of Figone’s then current Base Salary, and will thereafter bear all additional taxes, interest or penalties.
     (c) In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 3.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Figone within fifteen (15) business days after the receipt of notice from Figone that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Figone, it shall furnish Figone with a written statement that failure to report the Excise Tax on Figone’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Figone unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If Figone thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Figone, consistent with the maximum limitation stated in this Section 3.8. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in this Section 3.8, upon written notice from the Company, accompanied by a copy of the Accounting Firm’s calculation of same, the amount of such overpayment shall be promptly paid by Figone to the Company.

ARTICLE 4
MISCELLANEOUS PROVISIONS
     Section 4.1 Entire Agreement. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties with respect to the subject matter hereof. Other than as expressly set forth herein, Figone and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties. The provisions of Sections 2.4, 2.5 and 2.6 shall survive termination of this Agreement.
     Section 4.2 Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.
     Section 4.3 Injunctive Relief. Figone acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If he should breach this Agreement, in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.
     Section 4.4 Partial Invalidity. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.
     Section 4.5 Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Figone shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: John J. Figone. Notices to the Company shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040, Attn: Chief Executive Officer. A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.
     Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     Section 4.7 Assignment. This Agreement may not be assigned or encumbered in any way by Figone. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).
     Section 4.8 Limitation on Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.
     Section 4.9 Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.
     Section 4.10 Taxes. All payments made pursuant to the provisions of this Agreement shall be subject to the withholding of applicable taxes.
     Section 4.11 Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.
     IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

US DATAWORKS, INC.

By	/s/ Charles E. Ramey
Name	Charles E. Ramey
Title:	Chairman & Chief Executive Officer

/s/ John J. Figone

John J. Figone

SCHEDULE 1

			Inorganic Revenue	Blended Inorganic
				Revenue Growth
		[enter Asset Value]	Growth Bonus	Bonus Percentage
Asset Value		$6,000,000	$115,000	1.92%

From	To	Inorganic Growth Bonus Percentage
$-	$5,000,000	2.00%
$5,000,001	$10,000,000	1.50%
$10,000,001	$25,000,000	1.00%
$25,000,001	and over	0.75%